PURCHASE AND SALE AGREEMENT

BETWEEN

ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P.
AND
ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.
(“Sellers”)

AND

EV PROPERTIES, L.P.
(“Buyer”)

EFFECTIVE TIME: January 1, 2007

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated January 9, 2007, to be effective as of January 1, 2007 is between ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P. and ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.), each Delaware limited partnerships (collectively, the "Sellers"), with offices at 1001 Fannin, Suite 800, Houston, Texas 77002 and EV Properties, L.P., a Delaware limited partnership (the “Buyer”) with an office c/o EnerVest Management Partners, Ltd., 1001 Fannin, Suite 800, Houston, Texas 77002. Sellers and Buyer are sometimes hereinafter collectively called the “Parties” and individually called a “Party.”

WHEREAS, Sellers own certain oil and gas properties and other related assets located in Michigan; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, upon and subject to the terms, conditions, reservations and exceptions hereinafter set forth, all of Sellers’ interest in and to the Interests (as hereinafter defined);

NOW THEREFORE, for and in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE 1

PROPERTY DESCRIPTION

1.1
Agreement to Sell and Purchase. Subject to the terms, conditions, reservations and exceptions set forth in this Agreement, Sellers agree to sell, transfer, assign, convey and deliver unto Buyer, and Buyer agrees to purchase, receive, pay for and accept, effective as of 7:00 a.m. local time where the properties are located, January 1, 2007 (the “Effective Time”), the Interests (as defined below) in the undivided percentages set forth in the first paragraph of this Agreement.

1.2	The Interests. The term “Interests” as used herein shall mean all Seller’s right, title and interest in and to the following:

1.2.1
the oil and gas leases and oil, gas and mineral leases set forth in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Sellers’ other right, title and interest in and to the land covered by such leases, including without limitation, all mineral, royalty and overriding royalty interests, and all rights, privileges and obligations appurtenant to those interests (the “Leases”);

1.2.2
all rights and interests in any unit or pooled area in which the Leases are included, to the extent that these rights and interests arise from and are associated with the Leases and the Wells, as hereinafter defined, or any part thereof, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

1.2.3
all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases, including without limitation, the wells set forth in Exhibit B attached hereto and made a part hereof for all purposes (the “Wells”);

1.2.4
all fee mineral and surface interests described in Exhibit C attached hereto and made a part hereof for all purposes (the “Fee Interests”), including, without limitation, all rights and obligations pertaining to the Fee Interests under any of the Contracts;

1.2.5
all equipment, facilities, pipelines, pipeline laterals, gathering systems, platforms, well pads, compressors, tank batteries, improvements, fixtures, inventory, spare parts, tools, materials and other personal property on the Leases or attributable to the Wells or used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases including, without limitation, the equipment and other assets listed on Exhibit D attached hereto and made a part hereof for all purposes (the “Equipment”);

1.2.6
to the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests applicable to or used in operating the Leases, the lands unitized or pooled with the Leases, Wells, or the Equipment including, without limitation, those easements and other instruments listed on Exhibit E attached hereto and made a part hereof for all purposes (the “Easements”);

1.2.7
to the extent assignable or transferable, all contracts and contractual rights, obligations and interests relating to the Leases or the lands unitized or pooled with the Leases, Wells, or the Equipment, together with all unit agreements, farmout agreements, farm-in agreements, operating agreements, participation agreements, area of mutual interest agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements, surface leases, operating agreements, whether of record or not, and transferable permits and licenses (the “Contracts”);

1.2.8
those certain “cash-restricted” Plugging and Abandonment Accounts set forth in Exhibit F hereto together with all cash sums, certificates of deposit, bonds and other instruments and documents relating thereto (all such items being collectively called herein the “P&A Accounts”);

1.2.9	those certain commodity hedging contracts relating to production from the Leases and the Wells as further described in Exhibit G attached hereto and made a part hereof for all purposes; and

1.2.10
all other tangibles, miscellaneous interests or other assets on or used in connection with the Leases, Wells, Equipment and/or Contracts, including, without limitation, all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the items described in Sections 1.2.1 through 1.2.9 hereof, including seismic and other geological and geophysical data, to the extent of the right of Sellers to transfer same, and production revenues and expense information;

1.2.11	excluding, however, from this Agreement and the conveyances contemplated hereby and reserved unto Sellers:

(a) all corporate, financial, tax and legal partnership records of Sellers; provided, however, that all title and litigation records relating to the Interests shall not be excluded from this Agreement and the conveyances contemplated hereby;

(b) all contracts of insurance or indemnity other than the P&A Accounts and any contracts related thereto;

(c) any refund of costs, taxes or expenses borne by Sellers attributable to the period prior to the Effective Time;

(d) all bonds together with all certificates of deposits and other instruments and documents relating thereto attributable in whole or in part to the operation of the Interests;

(e) copies (but not the originals) of all files; and

(f) to the extent not assignable, all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller.

These assets excluded from this Agreement pursuant to this Section 1.2.11 are collectively referred to as the “Excluded Interests.”

1.3
Ownership of Production and Allocation of Revenues from the Interests Prior to the Effective Time. Sellers shall own all merchantable oil, gas, condensate and distillate (“Hydrocarbons”) produced from the Interests before the Effective Time. Sellers shall receive all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Interests prior to the Effective Time, and shall also reserve all rights and choses in action, arising, occurring or existing in favor of Sellers prior to the Effective Time or arising out of the operation of or production from the Interests prior to the Effective Time (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Sellers and relating and accruing to any time period prior to the Effective Time).

1.4
Ownership of Production and Allocation of Revenues from the Interests On and After the Effective Time. Buyer shall own all Hydrocarbons produced from the Interests on and after the Effective Time. Subject to any continuing sales obligations under the Contracts, Buyer may sell Hydrocarbons produced from the Interests on and after the Effective Time as Buyer deem appropriate. Buyer shall receive all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Interests on and after the Effective Time and shall also receive and hold the right to receive all other revenues, proceeds and benefits attributable to the Interests accruing or relating to all periods on and after the Effective Time.

ARTICLE 2

PURCHASE AND SALE

2.1
Purchase and Sale. At the Closing, Sellers agree to sell, assign and convey to Buyer, and Buyer agrees to purchase and pay for the Interests and assume the Assumed Obligations as provided in Section 7.1.

2.2
Purchase Price. Subject to Adjustment pursuant to Section 2.4 hereof, Buyer shall pay to Sellers the cash sum of Seventy-One Million Six Hundred Thousand Dollars ($71,600,000 USD) for the Interests (the “Purchase Price”). The Purchase Price shall be paid to Sellers by wire transfer to EnerVest Energy Institutional Fund IX, L.P. (77.52808%), Wells Fargo Bank, ABA Number 121000248, Account Number 4000031872, and to EnerVest Energy Institutional Fund IX-WI, L.P. (22.47192%), Wells Fargo Bank, ABA Number 121000248, Account Number 4000031880.

2.3
Allocation of Purchase Price. Buyer’s good faith allocation of the Purchase Price among the Interests is set forth in Exhibit B-1. The term “Allocated Value” shall be the value agreed upon by the parties for the Interests as set forth in Exhibit B-1. Such allocation is provided for the purpose of handling those instances for which the Purchase Price is adjusted pursuant to Section 2.4.6 hereof.

2.4	Adjustments to Purchase Price.

2.4.1
Seller’s Expenditures. The Purchase Price shall be increased by the amount of all reasonable and necessary actual expenditures paid or prepaid by Sellers that are incurred in connection with the Interests which are attributable to periods on and after the Effective Time through the Closing Date.

2.4.2
Taxes. The Purchase Price shall be increased by the total amount of any Property Taxes (as hereinafter defined), ad valorem or severance taxes paid by Sellers, for their own or other’s accounts, relating to the Interests and attributable to any period of time on and after the Effective Time. The Purchase Price shall be decreased by all accrued but unpaid Property Taxes, ad valorem or severance taxes relating to the Interests as of the Effective Time.

2.4.3
Proceeds. The Purchase Price shall be decreased (or increased, if applicable) by the amount of the actual proceeds received by Sellers in the ordinary course of business after the Effective Time that are attributable to production from the Interests on and after the Effective Time (net of any royalties and of any production, severance (to the extent not taken into account under Section 2.4.2), sales or other taxes actually paid by or on behalf of Seller) together with any other monies or credits attributable to the ownership or operation of the Interests from and after the Effective Time.

2.4.4
Defects. The Purchase Price shall be decreased by the Allocated Value or Defect Value, as applicable, of any Interests excluded from the transactions contemplated herein or conveyed to Buyer with a Title Defect pursuant to Section 5.1.5(iii) to the extent such amount, in the aggregate, exceeds the Title Deductible, or an Environmental Defect pursuant to Section 5.3.4(ii) to the extent such amount, in the aggregate, exceeds the Environmental Deductible.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1
Sellers’ Representations. Each of the Sellers represents and warrants to Buyer with respect to the Interests it will convey to Buyer pursuant hereto that the following statements are true and accurate as of the Effective Time and as of the Closing Date.

3.1.1
Partnership Authority. Each Seller is a duly organized limited partnership validly existing and in good standing under the laws of the State of Delaware, is duly qualified to carry on its business in the state in which the Interests that it owns are located, and has full power and authority to enter into and perform its obligations pursuant to this Agreement according to its terms.

3.1.2
Requisite Approvals. Each Seller’s execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or limited liability company action, as applicable, and will not violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing such Seller’s organization, management or business affairs.

3.1.3
Validity of Obligation. This Agreement and all other transaction documents executed and delivered in connection with the transactions contemplated hereby (i) have been duly executed by Seller’s authorized representatives; (ii) constitute the valid and legally binding obligations of Seller, except as limited by bankruptcy or other laws applicable generally to creditors’ rights, and (iii) are enforceable against it in accordance with their respective terms.

3.1.4
No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Seller is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) preferential rights to purchase all or any portion of an Interest; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions in joint operating agreements, and (iv) any other third party approvals or consents contemplated in this Agreement.

3.1.5
No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Seller or the Interests is subject.

3.1.6	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s actual knowledge, threatened against Seller.

3.1.7
Broker’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

3.1.8
Lawsuits and Claims. Except as otherwise set forth in Schedule 3.1.8, with respect to the Interests, there is no action, suit, proceeding, arbitration, or to the knowledge of Seller, any claim or investigation by any person, entity, administrative agency or governmental body pending or threatened, against Seller or the Interests.

3.2	Buyer’s Representations. Buyer represents and warrants to Sellers that the following statements are true and accurate as of the execution date of the date hereof.

3.2.1
Partnership Authority. Buyer is a duly organized limited partnership validly existing and in good standing under the laws of the State of Delaware, is (or will be at the time of Closing) duly qualified to carry on business in the state in which the Interests are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms.

3.2.2
Requisite Approvals. Buyer’s execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or limited liability company action, as applicable, and will not conflict with or violate any agreement, law, rule, regulation, ordinance, charter or other instrument governing Buyer’s organization, management or business affairs.

3.2.3
Validity of Obligation. This Agreement and all other transaction documents executed and delivered in connection with the transactions contemplated hereby (i) have been duly executed by Buyer’s authorized representatives; (ii) constitute the valid and legally binding obligations of Buyer, except as limited by bankruptcy or other laws applicable generally to creditors’ rights, and (iii) are enforceable against Buyer in accordance with their respective terms.

3.2.4
No Violation of Contractual Restrictions. The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Buyer is a party or by which it is bound.

3.2.5
No Violation of Other Legal Restrictions. The execution, delivery and performance of this Agreement do not violate any law, rule, regulation, ordinance, judgment, decree or order to which Buyer is subject.

3.2.6	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Buyer’s actual knowledge, threatened against Buyer.

3.2.7
Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

3.2.8
Lawsuits and Claims. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of Buyer’s knowledge, threatened, against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by them under this Agreement.

3.2.9
No Distribution. Buyer is acquiring the Interests for their own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

3.2.10
Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Interests) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Interests. Buyer is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of the Interests.

3.2.11
Opportunity to Verify Information. Without limitation of Buyer’s rights under Article 5, Buyer has been afforded the opportunity to ask questions of the Sellers (or a person or persons acting on their behalf) concerning the Interests. Buyer has made its own independent investigation of the Interests and the materials, documents, and other information relating thereto.

3.2.12
Merits and Risks of an Investment in the Interests. Buyer understands and acknowledges that (i) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has made any finding or determination as to the fairness of an investment in the Interests or the accuracy or adequacy of the disclosures made to Buyer; and (ii) except as set forth in this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

3.2.13	Qualification. Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate the Wells, including meeting all bonding requirements.

3.3
Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including, without limitation, those in Article 3 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

ARTICLE 4

TITLE WARRANTY; DISCLAIMER OF OTHER WARRANTIES

4.1
Special Warranty of Title; Encumbrances. SELLERS AGREE TO CONVEY THE INTERESTS TO BUYER WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED, EXCEPT THAT SELLERS SPECIALLY WARRANT AND AGREE TO DEFEND TITLE TO THE INTERESTS IT CONVEYS TO BUYER AGAINST THE CLAIMS, ENCUMBRANCES AND DEMANDS OF ALL PERSONS CLAIMING TITLE TO THE INTERESTS BY, THROUGH, OR UNDER SELLERS BUT NOT OTHERWISE.

4.2
Condition and Fitness of the Interests. EXCEPT AS SET FORTH IN SECTION 4.1 OF THIS AGREEMENT, SELLERS CONVEY THE INTERESTS TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE INTERESTS, (ii) THE FITNESS OF THE INTERESTS FOR A PARTICULAR PURPOSE, (iii) TITLE, (iv) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, AND (v) ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF VALUE. BUYER HAS INSPECTED THE INTERESTS FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”), SOLID WASTES, ASBESTOS, AND OTHER MANMADE MATERIAL FIBERS ("MMMF") AND ARE SATISFIED AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES. BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE INTERESTS AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. SELLERS DISCLAIM ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF HAZARDOUS SUBSTANCES, NORM, SOLID WASTES, ASBESTOS OR OTHER MMMF ON THE INTERESTS AND IF TESTS HAVE BEEN CONDUCTED BY SELLERS FOR THE PRESENCE OF HAZARDOUS SUBSTANCES, NORM, SOLID WASTES, ASBESTOS OR OTHER MMMF, SELLERS DISCLAIM ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS.

4.3
Information About the Interests. Except as expressly set forth in this Agreement, each Party disclaims all liability and responsibility for any representation, warranty, statement, or communication (oral or written) to any other Party (including any information contained in any opinion, information, or advice that may have been provided to any such Party by any employee, officer, director, agent, consultant, engineer, or engineering firm, trustee, representative, partner, member, beneficiary, stockholder, or contractor of such disclaiming Party or its affiliates) wherever and however made, including those made in any data room and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Interests.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE CONVEYANCE AND DEED, NONE OF THE SELLERS MAKE ANY WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS; (ii) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF HYDROCARBONS OR HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS; (iii) THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE INTERESTS, OR (vi) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE INTERESTS, OR (vii) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE INTERESTS OR ANY VALUE THEREOF. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLERS ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK. BUYER EXPRESSLY WAIVES ANY RIGHTS IT MAY OTHERWISE HAVE UNDER APPLICABLE STATUTES OR REGULATIONS CONCERNING EXPRESS OR IMPLIED WARRANTIES AND/OR DECEPTIVE TRADE PRACTICES; ACKNOWLEDGES THAT THE EXPRESS WAIVERS CONTAINED IN THIS SECTION 4.3 SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THESE WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS. ALL INSTRUMENTS OF CONVEYANCE TO BE DELIVERED BY SELLERS AT CLOSING FOR RECORDATION IN THE APPROPRIATE COUNTY SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH. NOTWITHSTANDING THE FOREGOING, SELLERS DO REPRESENT THAT THEY HAVE NOT INTENTIONALLY WITHHELD FROM BUYER ANY DATA, INFORMATION OR RECORDS RELATING TO THE INTERESTS AND, TO THE ACTUAL KNOWLEDGE OF SELLERS, THE DATA, INFORMATION AND RECORDS SUPPLIED TO BUYER ARE MATERIALLY COMPLETE AND CORRECT.

4.4
Subrogation of Warranties. To the extent transferable and transferred pursuant hereto, Sellers give and grant to Buyer, its successors and assigns full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Interests or any part thereof prior to the Effective Time of this Agreement.

ARTICLE 5

DUE DILIGENCE REVIEW OF THE INTERESTS

5.1	Title Matters.

5.1.1
Due Diligence. Upon execution of this Agreement until the Closing, Sellers shall make the Records relating to the Interests available to Buyer for examination and copying by Buyer, and shall grant Buyer access to the Interests for inspection. Sellers shall not be obligated to perform any title work or provide abstracts other than those presently in Sellers’ possession, nor will any existing title opinions be made current by Sellers. Sellers will use reasonable business efforts to furnish to Buyer all other information with respect to the Interests as Buyer may from time to time reasonably request, except to the extent that Sellers determine in good faith that it is prohibited by agreement with a third party from disclosing the information covered thereby; provided, that Sellers shall exercise reasonable business efforts to obtain all third party consents to such disclosure. Buyer agrees to conduct due diligence in a professional and orderly manner and at Buyer’s own cost and expense without disruption of Sellers’ normal and usual operations. EXCEPT AS OTHERWISE SET FORTH IN SECTION 4.3, BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO WARRANTY OF ANY KIND IS MADE BY SELLERS AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO INTERESTS TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

If Buyer conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Sellers (and their respective partners and their partners respective affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties (collectively, the “Seller Indemnified Parties”) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY SELLER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

5.1.2	Title Defects. For the purpose of this Agreement, a "Title Defect" shall mean any deficiency in the Interests or Sellers’ title to the Interests which results or could result in:

(i)
Sellers' title, as to one or more Interests, being subject to an outstanding mortgage, deed of trust, lien, or security interest, other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent; or

(ii)
Sellers owning less than the net revenue interest shown on Exhibit B hereto or being obligated to bear a share of the costs and expenses of operation greater than the working interest shown on Exhibit B hereto without a proportionate increase in net revenue interest; or

(iii)
Sellers' rights and interests being reduced or being subject to reduction by virtue of the exercise by a third party reversionary or back-in interest, farm-out, or other similar right not reflected on Exhibit B.

Notwithstanding the foregoing, Buyer shall only be entitled for Title Defects Remedies pursuant to Section 5.1.5 to the extent, and only to the extent that the aggregate amounts (as hereinafter defined) attributable to all such deficiencies in Sellers’ title to the Interests exceeds the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Title Deductible”).

5.1.3
Notice of Title Defect.  Buyer shall, as soon as any Title Defect is identified by Buyer, but in no event later than 5:00 p.m. local time in Houston, Texas on Friday, January 19, 2007 (the “Defect Date”), notify Sellers in writing of any Title Defect (the “Title Defect Notice”). Any such Title Defect Notice shall include (i) a description of the Title Defect, (ii) the basis for the Title Defect and all supporting documentation in Buyer’s possession that describes such basis, (iii) the Interest or portion thereof affected by the Title Defect, and (iv) the amount by which the Buyer reasonably believes the Title Defect has reduced the value of the affected Interest (the “Title Defect Amount”). After the Defect Date, the Interests shall be deemed to be free of Title Defects except for those for which notice has been timely provided as set forth herein. Any Title Defect which is not disclosed to Sellers on or before the Defect Date shall conclusively be deemed waived by Buyer for all purposes, except Sellers’ special warranty of title.

5.1.4
Sellers’ Right to Cure. If Buyer notifies Sellers of a Title Defect as provided in Section 5.1.3, Sellers shall have the right, but not the obligation, to cure the Title Defect. If Sellers choose to cure a Title Defect, Sellers must cure the Title Defect before Closing, unless the Parties otherwise agree in writing.

5.1.5
Remedies for Uncured Title Defects. If Buyer notifies Sellers of any Title Defect as provided in Section 5.1.3, and Sellers refuse or are unable to cure the Title Defect before Closing, then Buyer and Sellers will have the following rights and remedies with respect to the uncured Title Defects, unless the Parties otherwise agree in writing.

(i)	Buyer may waive the uncured Title Defect and proceed with Closing.

(ii)
If the aggregate of all Title Defect Amounts is less than the Title Deductible, then the Parties shall be obligated to proceed with Closing as to all Interests without curative action by Sellers with respect to such Title Defects and without an adjustment of the Purchase Price.

(iii)
If the aggregate of the Defect Amounts equals or exceeds the Title Deductible, and the Parties agree with respect to the existence of such Title Defects and the Title Defect Amounts related thereto, the Purchase Price will be reduced by the positive difference, if any, between the aggregate of the Title Defect Amounts and the Title Deductible, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Section 5.4 hereof.

(iv)
If the aggregate of the Title Defect Amounts exceeds the Title Deductible and the Parties are unable to agree as to the existence of some or all of the Title Defects and/or the Title Defect Amounts related thereto (the “Disputed Matters”), the Sellers shall have the right to exclude the affected Interests from the transaction contemplated hereby. If Sellers elect to so exclude the affected Interests, the Purchase Price shall be reduced by the Allocated Values for the affected Interests. In the event the Sellers do not elect to exclude the affected Interests from the transaction contemplated hereby, the Parties shall refer the disputed Title Defects to a mutually agreed upon third party (or, if the Parties are unable to agree upon a third party, to an arbitrator to be selected by the American Arbitration Association) for resolution. The resolution of the third party (or arbitrator) of the Disputed Matters shall be binding on the Parties. In the event all of the Disputed Matters are not resolved prior to Closing, the Parties shall nevertheless proceed with Closing. At such a Closing, the Purchase Price shall be reduced by an amount equal to the aggregate of the Allocated Values for affected Interests and such Interests shall be removed from the transaction. Upon the resolution of the Disputed Matters, (i) Buyer shall pay to Sellers an amount equal to the aggregate of the Allocated Values of the affected Interests, adjusted as agreed upon by the Parties, and (ii) Sellers shall convey to Buyer the affected Interests.

5.2	Preferential Rights and Consents to Assign.

5.2.1	Notices to Holders.

(i)
Promptly following the execution of this Agreement, Sellers shall use reasonable efforts to notify the holders of third party preferential purchase rights, rights of first refusal, or similar rights (collectively, "Preferential Rights"), or third party consents to assign, lessor's approvals or similar rights (collectively, "Consents"), of which Sellers have knowledge, that they intend to transfer the Interests to Buyer, provide them with any information about the transfer of the Interests to which they are contractually entitled, and in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Interests to Buyer. Sellers shall have no obligation other than to so identify such Preferential Rights or Consents and to so request such execution of Consents and/or waivers of Preferential Rights. Sellers shall use reasonable efforts to obtain the Consents and waivers of the Preferential Rights.

(ii)
Sellers shall promptly notify Buyer whether (a) any Preferential Rights are exercised, waived or deemed waived, (b) any Consents are denied, or (c) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received.

5.2.2
Remedies Before Closing. If Sellers are unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then Sellers and Buyer shall proceed with Closing as to the Interests affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of Sellers and Buyer set forth in Section 5.2.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing.

5.2.3	Remedies After Closing.

(i)
Preferential Rights. After Closing, if (a) any holder of Preferential Rights alleges improper notice of sale, or (b) Sellers or Buyer discover, or any third party alleges, the existence of additional Preferential Rights, Buyer will attempt to obtain waivers of those discovered or alleged Preferential Rights, and Sellers shall assist Buyer without any obligation to spend monies in pursuit thereof. If Buyer is unable to obtain waivers of such Preferential Rights, or the third party ultimately establishes and exercises its rights, and such exercise denies the Interests to Buyer, then Buyer shall convey the affected Interests under this Agreement to such third party and shall be entitled to the Allocated Value, adjusted as appropriate, for the sale of such affected Interests.

(ii)
Consents. After Closing, if Sellers or Buyer discover, or any third party alleges, the existence of additional Consents, Buyer will attempt to obtain waivers of those discovered or alleged Consents, and Sellers shall assist Buyer without any obligation to spend monies in pursuit thereof. If Buyer is unable to obtain waivers of such Consents (other than Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements), and such unwaived Consents deny the affected Interests to Buyer, then Sellers and Buyer will rescind the assignment of the affected Interests under this Agreement, after which Sellers shall pay Buyer an amount equal to the Allocated Value of the affected Interests as adjusted at Closing pursuant to this Agreement less revenues net of expenses generated from the affected Interest(s) after the Closing. Buyer shall immediately reassign the affected Interest(s) to the Sellers free and clear of any and all liens, claims and other encumbrances other than those burdening the affected Interests at the time of Sellers’ conveyance to Buyer, and Buyer shall have no further obligations under this Agreement relating to the affected Interest(s). Rescission of the assignment of the affected Interests and receipt of the payment described above shall be Buyer's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing.

5.3	Environmental Review.

5.3.1
Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Interests prior to the Defect Date (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I investigation and shall not include any intrusive test or procedure. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Sellers before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Sellers’ operations, and (iii) comply with all applicable laws, rules, and regulations. Buyer shall be solely responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Sellers prior to requesting each such third party consent. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers. Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers and the Seller Indemnified Parties from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLERS’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT EXCLUDING HOWEVER SELLERS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of or relating to Buyer’s Environmental Review.

Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party. Unless otherwise required by law, prior to the Closing Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Sellers, which Environmental Information shall become the sole property of Sellers. Buyer shall provide copies of the Environmental Information to Sellers without charge

5.3.2	Environmental Definitions.
.
(i)
Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Interest, an individual environmental condition that constitutes a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Interest is located. Environmental Defect shall not be deemed to include an environmental condition disclosed in writing to Buyer prior to the execution of this Agreement.

(ii)
Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Interest, the United States and the state, county, parish, city and political subdivisions in which such Interest is located and that exercises jurisdiction over such Interest, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Interest.

(iii)
Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(iv)
Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, together with all fines, penalties, interest and other similar expenses arising from the Environmental Defect that may have been assessed prior to the Closing Date or that are known will be assessed after the Closing Date and not previously satisfied. Additionally, Sellers shall indemnify and hold harmless Buyer from and against any and all other fines, penalties, interest and other similar expenses arising from the Environmental Defect that may be assessed after the Closing Date, but that are unknown or uncertain as of the Closing Date.

5.3.3
Notice of Environmental Defect. If Buyer discovers any Environmental Defect affecting the Interests, Buyer shall notify Sellers of such alleged Environmental Defect on or before the Defect Date. To be effective, such notice must: (i) be in writing; (ii) be received by Sellers on or before the Defect Date; (iii) describe the Environmental Defect in sufficient, specific detail, including, without limitation, (A) the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Interests affected by such Environmental Defect including, without limitation but only to the extent that they are in existence and in Buyer’s possession or subject to its control, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Sellers elected Section 5.3.4(ii) as the remedy therefore. Any matters that may otherwise constitute Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 7.1).

5.3.4	Remedies for Environmental Defects.

(i)
Upon the receipt of such effective notice from Buyer, Sellers and Buyer shall attempt to mutually agree on a resolution. If the Parties do not reach such resolution, (a) Sellers may, at their sole option, attempt to cure such Environmental Defect at any time prior to the Closing; or (b) either Party may elect to exclude the affected Interest and its associated rights from the sale and reduce the Purchase Price by the Allocated Value of such affected Interest.

(ii)
If any Environmental Defect described in a notice delivered in accordance with Section 5.3.3 is not cured on or before the Closing, and neither Party elects to exclude the affected Property from the transactions contemplated hereby, then the Purchase Price shall be reduced by the Environmental Defect Value (as hereinafter defined) of such Environmental Defect as agreed by the Parties.

(iii)
If Buyer and Sellers have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefore, then on or before three (3) business days prior to the Closing Date such matter shall be deemed to be a Disputed Matter which shall be resolved pursuant to Section 5.1.5(iv) hereof. If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Interest affected by such Disputed Matter shall be excluded from the Closing, and the Purchase Price paid at Closing shall be reduced by the Allocated Value for that Interest. Upon resolution of such dispute, the Allocated Value of the affected Interest, less the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall be paid by Buyer to Sellers and the Interest conveyed to the Buyer, if that is part of the mutually agreed settlement. Notwithstanding the foregoing, either Sellers or Buyer shall have the right to exclude the affected Interest from the sale.

(iv)
Notwithstanding anything to the contrary in this Agreement, (a) if the aggregate amount of all Environmental Defect Values in accordance with this Agreement does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Environmental Deductible”) prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefore; and (b) if the aggregate amount of all Environmental Defect Values determined in accordance with this Agreement does exceed the Environmental Deductible prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

5.4
Walk Rights. If prior to Closing the aggregate amount of the Allocated Values of all Interests removed from the transactions contemplated hereby together with the aggregate of all Title Defect Amounts and Environmental Defect Amounts exceed twenty-five percent (25%) of the Purchase Price, either Party may terminate this Agreement, and neither Party will have any further obligation to conclude the transfer of the Interests under this Agreement. However, the right of termination under this Section 5.3 must be exercised no later than the Closing, Date after which both parties will be deemed to have waived their termination rights under this Section 5.4.

ARTICLE 6

CLOSING

6.1
Closing. The closing of the transactions contemplated herein (the “Closing”) shall occur on Wednesday, January 31, 2007 or at a later time mutually designated by the parties (the “Closing Date”), but in no event later than February 28, 2007, at the offices of EnerVest Management Partners, Ltd., at 1001 Fannin, Suite 800, Houston, Texas 77002.

6.2
Calculation of Adjusted Purchase Price. No later than two (2) business days prior to Closing, Sellers and Buyer shall agree, in accordance with this Agreement, on a statement (the “Closing Adjustment Statement”) setting forth each adjustment to the Purchase Price calculated on actual revenue received or expenses paid as of the Closing Date.

6.3	Closing Obligations. At Closing, the following actions shall occur:

6.3.1
Delivery of Assignment. Sellers shall execute, acknowledge and deliver a Conveyance and a Deed substantially in the form and substance of Exhibits H-1 and H-2 attached hereto and made a part hereof for all purposes together with such other state or federal forms of conveyance as may be required or expedient, covering all of the Interests to be conveyed to Buyer pursuant hereto.

6.3.2	Delivery of Sale Price. Buyer shall deliver to Sellers by wire transfer the Purchase Price as adjusted pursuant to Section 2.3 hereof.

6.3.3	Delivery of Suspense Funds. Sellers shall deliver to Buyer the accounts listed on Schedule 6.3.3 hereto, if any, attributable to the Interests held in suspense or escrow by Sellers.

6.3.4
Delivery of Interests and Records. Sellers shall, subject to the terms of any applicable operating agreements and to the provisions hereof, deliver to Buyer exclusive possession of the Interests. Furthermore, Sellers shall provide to Buyer, at Buyer’s expense and within 45 days after Closing, any and all original maps, reports and other written material relating to the Interests, including without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files (other than Sellers’ income tax returns), well files, core analyses and hydrocarbon analyses, well logs, mud logs, core data, field studies, seismic, geological, geochemical or geophysical data or interpretations thereof (collectively the “Records”). Buyer shall preserve all files so delivered by Sellers for a period of three years following Closing and will allow Sellers access (including, without limitation, the right to make copies at Sellers’ expense) to such files at all reasonable times.

6.3.5
Delivery of Letters-in-Lieu. Sellers shall to deliver to Buyer for delivery to all purchasers of production executed letters-in-lieu of transfer orders directing all purchasers of production to make payment to Buyer of proceeds attributable to production of Hydrocarbons from the Interests from and after the Effective Time.

6.4	Post-Closing Obligations. Sellers and Buyer shall have the following post-Closing obligations:

6.4.1
Recording and Filing. Buyer, within thirty (30) days after the Closing Date, shall (i) record all assignments, conveyances, and other instruments that must be recorded to effectuate the transfer of the Interests, (ii) file for approval with the applicable governmental agencies all state and federal transfer and assignment documents for the Interests, and (iii) file with the applicable government agencies all applications and other documents required for the transfer of permits and operatorship of the Interests. Buyer shall provide Sellers a recorded copy of each assignment, conveyance, and other recorded instrument, and approved copies of the state and federal transfer and assignment documents, if any, as soon as they are available.

6.4.2	Final Accounting Statement.

(i)
On or before ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 2.4 and Section 9.2. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the Accounting Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall treat the disagreement as a Disputed Matter and shall resolve the Dispute Matter in the manner provided for in Section 5.1.5(iv).

(ii)	Within five (5) business days after the Final Settlement Date, Sellers shall pay to Buyer or Buyer shall pay to Sellers, as applicable, in immediately available funds, the net amount due.

ARTICLE 7

ASSUMED RIGHTS AND OBLIGATIONS AND INDEMNITIES.

7.1
Assumption of Obligations. As of the Closing Date, Buyer shall assume and be responsible for and comply with any and all duties and obligations of Sellers with respect to the Interests, express or implied, whether incurred before, on or after the Closing Date (the “Assumed Obligations”).

7.2
Indemnification. As of the Closing Date, Buyer shall defend, indemnify and hold the Sellers and each of the Seller Indemnified Parties harmless from and against any and all liabilities, claims, causes of action, actions, damages, losses, costs or expenses (including without limitation, court costs and attorney fees) of any kind or character arising out of or otherwise relating to the Interests, whether incurred before, on or after the Closing Date. In connection with (but not in limitation of) Section 7.1 and this section, it is specifically understood and agreed that (a) such duties, obligations, and liabilities include all matters arising out of the condition of the Interests on the date of Closing (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Interests, to restore the surface of the Interests and to comply with, or to bring the Interests into compliance with, applicable environmental laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Interests), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing, and (b) the assumptions and indemnifications by Buyer provided for in Section 7.1 and the first sentence of this section shall expressly cover and include such matters.

7.3
Successors and Assigns. The indemnities of this Article 7 shall inure to the benefit of Sellers, each of the Seller Indemnified Parties, and their respective affiliates, partners, members, officers, directors, employees, agents, successors and assigns of each of them.

7.4
EXPRESS NEGLIGENCE RULE. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN ARTICLE 7 OF THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE INDEMNIFIED PARTY AND ITS EMPLOYEES AND/OR AGENTS OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE 8

TAXES AND EXPENSES

8.1
Recording and Transfer Expenses. Buyer shall pay all costs of recording and filing (i) the assignments delivered hereunder for the Interests, (ii) all state and federal transfer and assignment documents, (iii) all applications and other documents required for the transfer of permits and operatorship of the Interests, and (iv) all other instruments.

8.2
Real Property and Personal Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar tax obligations (the "Property Taxes") with respect to the Interests for the tax period in which the Effective Time occurs shall be apportioned, based on the Effective Time, between Sellers and Buyer and, if already paid by Sellers, an appropriate increase in the Purchase Price shall be made pursuant to Section 2.4. If such Property Taxes are not already paid, but the tax liability is known or can be reasonably estimated, an appropriate decrease in the Purchase Price shall be made pursuant to Section 2.4. Buyer shall pay or cause to be paid to the taxing authorities all Property Taxes not already paid relating to the tax period in which the Effective Time occurs and if appropriate adjustments pursuant to Section 2.4 were not made to the Purchase Price at Closing, appropriate adjustments with respect to such shall be made in connection with the Post Closing.

8.3	Tax and Financial Reporting.

8.3.1
IRS Form 8594. If the Parties mutually agree that a filing of Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the Sale Price.

8.3.2
Financial Reporting. Sellers and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

8.4
Sales and Use Taxes. Buyer shall be responsible for all sales, use and similar taxes applicable to the transfer of the Interests. Buyer shall indemnify Sellers and hold Sellers harmless from any liability, including, without limitation, penalties, interest and attorneys’ fees, arising out of Buyer’s failure to pay Sellers or any applicable taxing authority the amount equal to all state and local sales and use taxes payable by Sellers on the transfer of ownership of the Interests, including any tangible personal property that is a part of the Interests.

8.5	Income Taxes. Each Party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

8.6
Incidental Expenses. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, broker’s fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ANY INDEMNIFICATION CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

ARTICLE 9

MISCELLANEOUS

9.1
Notices. All communications required or permitted under this Agreement shall be in writing and any communications or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, or by facsimile or electronic transmission to the address set forth below:

SELLERS

ENERVEST ENERGY INSTITUTIONAL FUND IX,L.P.
c/o EnerVest Management Partners, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: John Walker
Fax: 713-659-3556
email: jwalker@enervest.net

ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.
c/o EnerVest Management Partners, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: John Walker
Fax: 713-659-3556
email: jwalker@enervest.net

BUYER

EV Properties, L.P.
c/o EV Properties GP,LLC
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Mark A. Houser
Fax: 713-659-3556
email: mhouser@enervest.net

9.2
Further Assurance. After Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. After Closing, additional proceeds or invoices for expenses received by either Buyer or Sellers on behalf of the other Party shall be settled by forwarding invoices received by such Party to the other Party for prompt payment and endorsing and forwarding any checks or otherwise remitting any proceeds received to such other Party promptly upon receipt thereof.

9.3
Entire Agreement. This instrument states the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by all Parties. This, as applicable, Agreement together with the Exhibits and Schedules attached hereto and the ancillary agreements contemplated herein supersedes any prior agreements between the Parties concerning sale of the Interests thereof The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

9.4	Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party hereto without the prior written consent of the other Party.

9.5
Survival. The representations and warranties of or by the Parties hereto shall not survive the execution and delivery of the Conveyance and Deed described in Section 6.3.1, and, except for the limited warranty of title in Section 4.1, Seller shall have no liability after the Closing with respect to the transactions contemplated in this Agreement. The obligations of the Parties under Section 5.2, Article 7, Article 8, and Article 9 shall (subject to any limitations set forth therein) survive the Closing and the delivery of the Conveyance and Deed.

9.6
Severability; Time is of the Essence. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect. Time is of the essence in this Agreement.

9.7
Counterparts/Binding Effect. This Agreement may be executed in multiple counterparts, each of which taken together shall constitute an original and all of which shall constitute one document. All of the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.8
Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, except that, to the extent that the law of a state in which a portion of the Interests is located (or which is otherwise applicable to a portion of the Interests) necessarily governs, the law of such state shall apply as to that portion of the Interests located in (or otherwise subject to the laws of ) such state.

9.9
Exhibits. In the event of a conflict between the provisions of the Exhibits attached to this Agreement and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from any conveyance delivered pursuant hereto does not constitute a conflict between this Agreement and said conveyance document and will not effect a merger of the omitted provisions.

9.10
Exclusive Remedy. If the Closing occurs, the sole and exclusive remedy of Buyer with respect to the Interests shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, the sole and exclusive remedy of Buyer for any and all (a) claims relating to any representations, warranties, covenants and agreements contained in this Agreement that survive the Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Interests and the purchase and sale thereof shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing occurs, Buyer shall also be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH HEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN ARTICLE 7 WHEREIN BUYER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSES AND/OR DAMAGES MAY HAVE BEEN CAUSED BY THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLERS, THEIR RESPECTIVE EMPLOYEES, OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO STRICT LIABILITY BUT EXCLUDING HOWEVER GROSS NEGLIGENCE OR WILLFULMISCONDUCT.

[SIGNATURE PAGES TO FOLLOW]

EXECUTED as of the date first above mentioned.

SELLER:

ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P.

By:      EnerVest Management Partners, Ltd.
Its General Partner

By:      EnerVest Management GP, L.C.,
Its General Partner

By:

James M. Vanderhider
Executive Vice President and Chief Financial Officer

ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.

By:      EnerVest Management Partners, Ltd.
Its General Partner

By:      EnerVest Management GP, L.C.,
Its General Partner

By:

 James M. Vanderhider
Executive Vice President and Chief Financial Officer

BUYER:

EV PROPERTIES, L.P.

By:     EV Properties GP, LLC,
Its general partner

By:     EV Energy Partners, L.P.,
Its sole member

By:     EV Energy GP, L.P.,
Its general partner

By:     EV Management, LLC,
Its general partner

By:

Michael E. Mercer
Senior Vice President and Chief Financial Officer